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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                     FORM 15

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   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
  OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 1-9550

                            Beverly Enterprises, Inc.

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             (Exact name of registrant as specified in its charter)


                            One Thousand Beverly Way
                           Fort Smith, Arkansas 72919
                                 (479) 201-2000


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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, $.10 par value, and attached
                Rights to Purchase Series A Junior Participating
                        Preferred Stock, $1.00 par value


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            (Title of each class of securities covered by this Form)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(i) [X]
Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii)[ ]
Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii [ ]
                                     Rule 15d-6          [ ]

Approximate number of holders of record as of the certification or notice date:

                                 Fewer than 300

     Pursuant to the requirements of the Securities Exchange Act of 1934, Beverly Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: March 14, 2006                         By:    /s/ John G. Arena
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                                             Name:  John G. Arena
                                             Title: Assistant Secretary



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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